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                                                               Exhibit 99.(P)(5)


                                 CODE OF ETHICS

                            EFFECTIVE: AUGUST 1, 2001

        THE FOLLOWING CODE OF ETHICS (THE "CODE") IS DESIGNED TO COMPLY WITH
SECTION 17(j) OF THE INVESTMENT COMPANY ACT OF 1940 (THE "1940 ACT") AND THE INSIDER TRADING AND SECURITIES FRAUD ENFORCEMENT ACT OF 1988 AND HAS BEEN ADOPTED BY COLUMBIA MANAGEMENT CO., COLUMBIA FUNDS MANAGEMENT COMPANY, COLUMBIA TRUST COMPANY, COLUMBIA FINANCIAL CENTER INCORPORATED, AND CMC FUND TRUST AND EACH INVESTMENT COMPANY MANAGED BY COLUMBIA FUNDS MANAGEMENT COMPANY (COLLECTIVELY, "COLUMBIA"). EACH PORTFOLIO OF CMC FUND TRUST AND EACH INVESTMENT COMPANY MANAGED BY COLUMBIA FUNDS MANAGEMENT COMPANY ARE REFERRED TO IN THIS CODE AS A "COLUMBIA FUND."

1.      STATEMENT OF GENERAL PRINCIPLES

        The specific standards and guidelines set forth in the Code must be applied and followed in the context of the following general fiduciary principles that govern personal investment activities. The Code is based on the principle that officers, directors and employees of Columbia owe a fiduciary duty to conduct their personal securities transactions in a manner that does not interfere with portfolio transactions or take unfair advantage of their relationship with Columbia. This fiduciary duty is owed to both Columbia advisory clients and shareholders of the Columbia Funds. Columbia personnel must adhere to this general principle as well as the specific requirements set forth in this Code. Columbia officers, directors and employees should understand, however, that technical compliance with the specific requirements of the Code does not automatically insulate them from liability or a review of trades that show a pattern of a breach of an individual's fiduciary duty.

        Personnel should avoid situations that present actual as well as potential conflicts of interest. As a general principle, it is imperative that Columbia's officers, directors and employees also avoid any situation that might compromise or call into question their exercise of independent judgment in the interest of Columbia Fund shareholders and Columbia advisory clients. Areas of concerns relating to independent judgment include, among others, unusual investment opportunities, perks, and gifts of more than "de minimus" value from persons doing or seeking to do business with Columbia.

        Purchases or sales of securities shall be made only in accordance with this Code and Columbia's Policy and Procedures Designed to Detect and Prevent Insider Trading (the "Insider Trading Policy"). Although all employees and disinterested directors/trustees of Columbia are covered by this Code and the Insider Trading Policy, certain employees deemed under the Code to be "access persons" are subject to greater trading restrictions and reporting obligations. Disinterested directors/trustees, however, are generally subject to fewer trading restrictions and reporting obligations because of their limited access to current investment information.

2.      DEFINITIONS

        (a) "Access person" means (i) any director or officer of Columbia, (ii) any employee of Columbia who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by Columbia or whose functions relate to the making of any recommendations with respect to such purchases or


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        sales; and (iii) any natural person in a control relationship to
        Columbia who obtains information concerning recommendations made to Columbia with regard to the purchase or sale of a security. The Ethics Committee shall maintain a list of employees deemed to be access persons for purposes of this Code. "Access person" does not include a disinterested director/trustee of a Columbia Fund.

        (b) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated or, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

        (c) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of
        Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which states that the term "beneficial owner" means "any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in" a security. The term "pecuniary interest" is further defined to mean "the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities." "Beneficial ownership" includes accounts of a spouse, minor children and relatives resident in the home of the access person, as well as accounts of another person if the employee obtains therefrom benefits substantially equivalent to those of ownership. For additional information, see appendix A.

        (d) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

        (e) "Disinterested director/trustee" means a director/trustee of a Columbia Fund who is not an "interested person" of the Columbia Fund within the meaning of Section 2(a)(19) of the 1940 Act.

        (f) "Employee" means any employee or officer of Columbia or any Columbia Fund. Employee does not include a disinterested director/trustee of a Columbia Fund.

        (g) "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

        (h) "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include shares of registered open-end investment companies, securities issued by the U.S. Government or an instrumentality thereof, short-term debt securities that are government securities within the meaning of Section 2(a)(16) of the 1940 Act, bankers' acceptances, bank certificates of deposit, commercial paper and other money market instruments. Any prohibition or reporting obligation relating to a security shall also apply to any option, warrant or right to purchase or sell such security and to any security convertible or exchangeable for such security.

3.      PRE-CLEARANCE OF TRANSACTIONS

        All access persons shall have all purchases or sales of any security in which they have, or by reason of such purchase acquire, any direct or indirect beneficial ownership approved in writing by


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the Columbia Trading Department or a member of the Ethics Committee prior to effecting the transaction. Members of the Ethics Committee are attached hereto as Appendix B.

      NOTE: See the definition of security in Section 2(h) and the exemptions in
Section 5 to determine whether a transaction is subject to the pre-clearance requirement. For example, transactions in an account over which an employee does not have direct or indirect influence or control are exempt from this pre-clearance requirement.

4.      PROHIBITED TRANSACTIONS

        (a)    General Restrictions:

               (i) PROHIBITED PURCHASES AND SALES. No employee or disinterested director/trustee shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership and which to his or her knowledge at the time of such purchase or sale (i) is being considered for purchase or sale by Columbia or
                      (ii) is being purchased or sold by Columbia. In addition, all employees and disinterested directors/trustees shall comply with the Insider Trading Policy, which prohibits any person from purchasing or selling a security while in possession of material non-public information or communicating such information in connection with a transaction.

               (ii) INITIAL PUBLIC OFFERINGS. No employee shall purchase or sell directly or indirectly, any equity security issued in an initial public offering without the written approval by the Columbia Trading Department or a member of the Ethics Committee prior to the transaction. A transaction by an access person in an initial public offering will not be approved in any circumstances.

        (b)    Restrictions Applicable only to Access Persons:

               (i) PRIVATE PLACEMENTS. No access person shall purchase any securities issued in a private placement (as that term is generally recognized as an exempt transaction from registration under the federal securities laws) except pursuant to the prior written approval of the Ethics Committee, which approval shall take into consideration, among other factors, whether the investment opportunity should be reserved for a Columbia Fund or Columbia advisory client and whether the opportunity is being offered to the access person by virtue of his or her position with Columbia. In addition, any access person who owns or has been authorized to acquire securities in a private placement is required to disclose that ownership if he or she plays a material role in Columbia's subsequent investment decision regarding the same issuer of the security. In that circumstance, Columbia's decision to purchase such securities must be subject to an independent review by members of the Columbia Investment Team with no personal interest in the issuer.

               (ii) 7-DAY BLACKOUT PERIOD. No access person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of the transaction acquires, any direct or indirect beneficial ownership within a period of seven calendar days before and after a purchase or sale by a Columbia Fund or advisory client over which the access person


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        exercises investment discretion. For example, if a Columbia Fund trades a security on day one (e.g., on Monday), the access person may not trade until day nine (e.g., the following Tuesday). Any profits realized on trades within the proscribed periods shall be disgorged to Columbia for the benefit of the appropriate Columbia Fund or advisory client or, alternatively, to a charitable organization (qualified under Section 501(c) of the Internal Revenue Code) of the access person's choice.

               The black-out period restriction under this Section 4(b)(ii) should not operate to the detriment of any Columbia Fund or advisory client. Therefore, if an access person has executed a transaction in a security for his or her account and within seven days thereafter desires to purchase or sell that security for a Columbia Fund or advisory client over which he or she exercises investment discretion, the access person shall submit a written explanation to the Trading Desk or Ethics Committee describing the circumstances relating to the decision to trade the security for the Fund or client account. Based on the specific circumstances and a determination that the access person has not otherwise violated the Code of Ethics, including the Statement of General Principles in Section 1, the Trading Desk or Ethics Committee may approve the trade by the Fund or advisory client and, in that case, the prior personal transaction by the access person shall not be considered a violation of the seven day black-out period restriction. A written record of the approval by the Trading Desk or the Ethics Committee, as the case may be, shall be maintained by the Ethics Committee.

               (iii) SHORT-TERM TRADING. For the purpose of preventing the unfair use of information that may be obtained by an access person, any profit realized by an access person from any purchase and sale, or any sale and purchase, of any security in which he or she has, or by reason of the transaction acquires, any direct or indirect beneficial ownership (other than an exempted security under this Code), within any period of 60 days or less based on a first-in, first-out accounting method shall inure to and be recoverable by Columbia for the benefit of a charitable organization (qualified under Section 501(c) of the Internal Revenue
        Code) of the access person's choice. This prohibition shall not apply unless such access person was the beneficial owner of the security or of an interest in the security both at the time of the purchase and sale, or sale and purchase.

               Exceptions to the short-term trading ban may be approved in advance by the Ethics Committee where it is determined that no abuse is involved and the equities of the situation strongly support an exception to the ban. Circumstances that could provide the basis for an exception under this paragraph may include for example, among other things, an involuntary transaction that is the result of unforeseen corporate activity, the disclosure of a previously nonpublic, material corporate, economic or political event or activity that could cause a reasonable person in like circumstances to sell a security even if originally purchased as a long term investment, or the access person's economic circumstances materially change in such a manner that enforcement of the short-term trading ban would cause an extreme hardship on the access person.

               (iv) EXEMPTION FOR LARGE CAP TRADES. The prohibitions in subsections 4(b)(ii) and (iii) shall not apply to the purchase or sale by the access person of a security issued by a company with a market capitalization greater than $10 billion if the number of shares in the transaction is less than 1% of the average daily trading volume for the security for the 20-day trading period immediately prior to the transaction. This exception to the black-out period


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        and short-term trading prohibitions recognizes that transactions by the access person or Columbia involving securities of companies with large market capitalizations and high average daily trading volumes are not likely to materially affect the price of the security involved.

5.      EXEMPTED TRANSACTIONS

        In addition to any other exemptions in this Code and except as otherwise noted below, the prohibitions of Section 4 and the pre-clearance required by
Section 3 of this Code shall not apply to:

        (a) Purchases or sales effected in any account over which the employee has no direct or indirect influence or control. Pre-approval of these accounts may, at times, be required by the Ethics Committee. For additional information see appendix A.

        (b) Purchases or sales of securities that are not eligible for purchase or sale by Columbia.

        (c) Purchases or sales which are non-volitional on the part of either the employee, or Columbia.

        (d) Purchases which are part of an automatic dividend reinvestment plan.

        (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

        (f) Transactions in options on and securities based on the indices listed in Appendix C, which may be amended from time to time by the unanimous vote of the Ethics Committee.

        (g) Purchases and sales approved by the Ethics Committee if it is determined after appropriate inquiry that the transaction is not potentially harmful to a Columbia Fund or advisory client because it would be very unlikely to affect a highly institutional market, or because it clearly is not related economically to the securities to be purchased, sold or held by Columbia, and that the purchase or sale does not violate the Insider Trading and Securities Fraud Enforcement Act of 1988.

6.      PROHIBITED ACTIVITIES BY EMPLOYEES AND ACCESS PERSONS

        (a) GIFTS. Employees are prohibited from receiving, either directly or indirectly, anything of value in excess of a "de minimus" amount from any person or any employee of an entity that does or seeks to do business with Columbia.

        (b) SERVICE AS A DIRECTOR. Access persons are prohibited from serving on the boards of directors of publicly traded companies, absent a prior authorization from the Ethics Committee based on a determination that the board service would not be inconsistent with the interests of Columbia or Columbia's advisory clients. This restriction shall not apply to access persons serving on the board of directors or as a trustee of any Columbia Fund.


7.      REPORTING


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        (a) DUPLICATE CONFIRMATIONS AND ACCOUNT STATEMENTS. All access persons shall cause every broker with whom he or she maintains an account to provide duplicate confirmations to Columbia for all securities transactions by the access person. The Trading Department shall compile summaries of all trades entered and all transactions completed. Such reports shall include the name of the security, date of transaction, quantity, price and the broker-dealer through which the transaction was effected. The obligation to provide duplicate confirmations and account statements applies to all brokerage accounts even if a transaction is exempt from the prohibitions under this Code. In addition, all access persons (excluding disinterested directors/trustees) shall cause every such broker to send all monthly, quarterly and annual statements of their accounts to Columbia. The quarterly statements must be provided no later than 10 days after the end of a calendar quarter. The quarterly statements must contain with respect to any transaction during the calendar quarter in a security beneficially owned by the access person
        (1) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved; (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
        (3) the price of the security at which the transaction was effected; (4) the name of the broker, dealer or bank with or through which the transaction was effected; and (5) the date that the report is submitted by the access person.

        (b) DISCLOSURE OF ALL PERSONAL HOLDINGS. Within 10 days of commencement of employment or becoming an access person and on an annual basis thereafter (which information must be current as of a date no more than 30 days before the report is submitted), each access person shall provide or cause its broker(s) to provide Columbia the following information: (1) the title, number of shares and principal amount of each security beneficially owned by the access person; (2) the name of any broker, dealer or bank from whom the access person maintains an account in which any securities were beneficially owned by the access person; and (3) the date the report is submitted by the access person.

        (c) DISINTERESTED DIRECTOR/TRUSTEE. A disinterested director/trustee is required to report a purchase or sale transaction in a security only if the disinterested director/trustee, at the time of the transaction, knew or, in the ordinary course of fulfilling his or her duties as a director/trustee of a Columbia Fund, should have known that, during the 15-day period immediately preceding or after the date of the transaction, such security is or was purchased or sold by the Columbia Fund or is or was being considered for purchase or sale.

        (d) REVIEW OF SECURITIES TRANSACTIONS AND HOLDING REPORTS. Columbia shall maintain procedures to ensure that all securities transactions and holdings reports submitted by employees and access persons are reviewed by appropriate management or compliance personnel.

8.      CERTIFICATION OF COMPLIANCE

        All employees and disinterested directors/trustees shall certify annually, and access persons shall certify on a quarterly basis, that they have read and understood the Code and are subject thereto, have complied with the requirements of the Code and have disclosed or reported all personal securities transactions as required by the Code.


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9.      SANCTIONS

        Upon discovering a violation of this Code, Columbia may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.

10.     REPORT TO THE BOARD OF DIRECTORS.

        On an annual basis, the Ethics Committee shall prepare a written report to the management of Columbia and the Boards of Directors/Trustees of the Columbia Funds and the other Columbia companies that (1) describes any issues arising under the Code since the last report including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and (2) certifies that Columbia has adopted procedures reasonably necessary to prevent violations of the Code. Columbia shall present any material change to the Code to the Board of Directors/Trustees no later than six months after adoption of the material change.


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                        APPENDIX A - BENEFICIAL OWNERSHIP

        For purposes of the Code of Ethics, the term "beneficial ownership" shall be interpreted in accordance with the definition of "beneficial owner" set forth in Rule 16a-l(a)(2) under the Securities Exchange Act of 1934, as amended, which states that the term "beneficial owner" means "any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in" a security. The term "pecuniary interest" is further defined to mean "the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities."

        The pecuniary interest standard looks beyond the record owner of securities. As a result, the definition of beneficial ownership is extremely broad and encompasses many situations which might not ordinarily be thought to confer a "pecuniary interest" in or "beneficial ownership" of securities.

SECURITIES DEEMED TO BE "BENEFICIALLY OWNED"

        Securities owned "beneficially" would include not only securities held by you for your own benefit, but also securities held (regardless of whether or how they are registered) by others for your benefit in an account over which you have influence or control, such as, for example, securities held for you by custodians, brokers, relatives, executors, administrators, or trustees. The term also includes securities held for your account by pledgees, securities owned by a partnership in which you are a general partner, and securities owned by any corporation that you control.

        Set forth below are some examples of how beneficial ownership may arise in different contexts.

        FAMILY HOLDINGS. Securities held by members of your immediate family sharing the same household are presumed to be beneficially owned by you. Your "immediate family" includes any child, step-child, grandchild, parent, step-parent, grandparent, spouse, significant other, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (but does not include aunts and uncles, or nieces and nephews). The definition also includes adoptive relationships. You may also be deemed to be the beneficial owner of securities held by an immediate family member not living in your household if the family member is economically dependent upon you.

        PARTNERSHIP AND CORPORATE HOLDINGS. A general partner of a general or limited partnership will generally be deemed to beneficially own securities held by the partnership, as long as the partner has direct or indirect influence or control over the management and affairs of the partnership. A limited partner will generally not be deemed to beneficially own securities held by a limited partnership, provided he or she does not own a controlling voting interest in the partnership. If a corporation is your "alter ego" or "personal holding company", the corporation's holdings of securities are attributable to you.

        TRUSTS. Securities held by a trust of which you are a beneficiary and over which you have any direct or indirect influence or control would be deemed to be beneficially owned by you. An example would be where you as settlor have the power to revoke the trust without the consent of another person, or have or share investment control over the trust.


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        ESTATES. Ordinarily, the term "beneficial ownership" would not include securities held by executors or administrators in estates in which you are a legatee or beneficiary unless there is a specific bequest to you of such securities, or you are the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such bequest.

SECURITIES DEEMED NOT TO BE "BENEFICIALLY OWNED"

        For purposes of the Code of Ethics, the term "beneficial ownership" excludes securities or securities accounts held by you for the benefit of someone else if you do not have a pecuniary interest in such securities or accounts. For example, securities held by a trust would not be considered beneficially owned by you if neither you nor an immediate family member is a beneficiary of the trust. Another example illustrating the absence of pecuniary interest, and therefore also of beneficial ownership, would be securities held by an immediate family member not living in the same household with you, and who is not economically dependent upon you.

"INFLUENCE OR CONTROL"

        Transactions over which you have "no direct or indirect influence or control" are not subject to the pre-clearance requirements or prohibited transaction rules in Sections 3 and 4 of the Code of Ethics. See Section 5(a). To have "influence or control", you must have an ability to prompt, induce or otherwise affect transactions in the account. Like "beneficial ownership, the concept of influence or control encompasses a wide variety of factual situations. An example of where influence or control exists would be where you, as a beneficiary of a revocable trust, have significant ongoing business and social relationships with the trustee of the trust. Examples of where influence or control does not exist would be a true blind trust, or securities held by a limited partnership in which your only participation is as a non-controlling limited partner. The determining factor in each case will be whether you have any direct or indirect influence or control over the securities account. Access persons with such blind trust or third party discretionary accounts shall have their account agreement and/or governing documents forwarded to Ethics Committee for review prior to trading pursuant to this exemption. The account will only be exempt if the access person initially, and on an annual basis thereafter, certifies that he or she maintains no control or influence over the account.


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                    APPENDIX B -- MEMBERS OF ETHICS COMMITTEE

Thomas L. Thomsen
Alexander S. Macmillan
Jeff B. Curtis
Mark A. Wentzien
Rich S. Mettler
Thomas F. Biesiadecki


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                                   APPENDIX C

S&P 500 Index
S&P Mid Cap 400 Index
S&P 100 Index
NASDAQ 100
Dow Jones


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